Exhibit 10.23
PlanScape Partners
Innovative solutions, lasting relationships
May 30, 2007                                      Delivered by email to marknorton@minnergy.com
Mr. Mark Norton
MinnErgy, LLC
RE: Revised Proposal for Services — MinnErgy, LLC
Dear Mark:
It was good to meet you and members of the MinnErgy Board yesterday. I appreciate the insights you gave us as we week to provide you with the customized services you require. Over the past nine months, you have already had extensive public and private discussions with elected officials and members of the public. That presents some challenges so I want to restate that there are no guarantees that one of the municipalities will offer financial assistance.
We will concentrate on Eyota and do a very brief recap on tax liabilities at the Utica site. I will meet informally with the local elected officials to continue to educate them about the industry, your project and your need for financial assistance.
Initial Investigation and local incentives
We will begin gathering data as soon as a signed proposal has been returned to us. Thank you for sharing information. Should you wish, we will sign a confidentiality agreement. A copy of the feasibility study, proformas completed by your accountant and a diagram of how the plant will be laid out on the site will be beneficial in addition to the information requested above.
We will need to determine how best to capture the maximum incentive package and will help you look at alternatives. Analyzing the option of annexation into Eyota will be part of the proposal. My partner, Ron Fiscus, worked in the Rochester area for many years and has developed a relationship with a number of the elected officials and staff in Utica, Eyota, Winona County and Olmsted County.
Follow-up documentation
If tax incentives and/or a loan are approved, a development agreement will be needed. A tax increment financing district designation is also a possibility. It would be a good public relations move to pay all the costs associated with documentation for financial incentives.
The steps included within the proposal are the initial investigation and local incentive negotiations. The specific tasks include:
•	Brief review of the Utica site related to taxes

•	Concentrated work on the Eyota site including:
•	Research on taxes and financial incentives

•	Preparation of materials for presentations including a PowerPoint.

•	Two visits to the area to hold informal one-on-one visits to the local elected officials.

•	Attendance at up to three formal meetings with the elected officials

•	Negotiation and documentation of incentives
Range of $19,250 to $22,500
PlanScape Partners will provide the services listed by billing on an hourly basis. Our fees for 2007 are $140 per hour for principal partners, $80 for administrative assistant’s time and $55 per hour for clerical support. Prints, copies, delivery fees, travel expenses, and other reimbursable expenses will be billed at cost plus a 10% administrative fee and are in addition to the above fee range provided. We bill monthly.
There are often other ways that PlanScape Partners can assist you as your project evolves. For example, we can also work on the rezoning issues. We would be happy to discuss the completion of the other project activities at the appropriate time in the project.
If you have other questions, Mark, please call. We look forward to working with you.
Sincerely,
PLANSCAPE PARNTERS

/s/ Kathy Showalter Kathy Showalter
Authorization
I have reviewed the proposal and agree with its terms. I hereby authorize PlanScape Partners to proceed with the work described herein.

/s/ Daniel H. Arnold Authorized Signature	5/30/07 Date
Terms of Payments
All amounts due PlanScape Partners for professional services hereunder shall be paid in full not later than 30 days following completion of those services. Thereafter, interest at the amount of one and one half percent (1 1/2%) shall be charged against and paid on all amount unpaid. PlanScape Partners also retains the right to file liens on all accounts not paid within 90 days of completion of work.

Exhibit 10.24
ENERGY MANAGEMENT AGREEMENT
(Site Development and Operations)
The purpose of this Agreement is to set forth the understanding and agreement between U.S. Energy Services, Inc. (“U.S. Energy”) and MinnErgy, LLC (“Client”) related to the provision of energy management services.
PROJECT DESCRIPTION: Client is developing a 50 million gallon per year ethanol plant (“Plant”) to be located near Eyota, Minnesota area. The Plant will have peak electric usage of approximately 5 MW and will consume 5000 MMBtu of natural gas per day.
U.S. ENERGY RESPONSIBILITIES: U.S. Energy will provide consulting and energy management services for supplies of natural gas and electricity for the Plant. These services will be provided during the construction of the Plant (“Construction Period”), and after the Construction Period when the Plant has been placed in service (“Completion Date”). The Completion Date shall be determined when the Plant begins producing ethanol. These services will be provided to Client upon request:
A. Energy Infrastructure Advisory Services during the Construction Period
1.	Provide an economic comparison of natural gas transmission and distribution service options. Such options will include service from area distribution utilities, interstate pipelines and third party contractors.

In the event that a direct connect pipeline option is selected, U.S. Energy will submit a tap request to the pipeline. In addition, U.S. Energy will also attempt to negotiate an option for Client to minimize interconnect costs through the purchase of firm transportation to the Plant.

If Client wishes to have U.S. Energy conduct a reuqes6t for proposal for the design and construction of a gas distribution system on the plant site, a separate fee will be arrange for this work.

2.	Determine whether firm, interruptible, or a blend of transportation natural gas entitlement will provide the lowest burnertip cost. Factors that will be considered include pipeline credits for the new interconnect, cost of an alternate fuel system, and availability of specific receipt point capacity.

3.	Provide advisory services to Client regarding electric pricing and service agreements.
a.	Analyze the electric service proposals along with primary, secondary and generation options and recommend an electric sourcing strategy and plan. The plan may include a combination of electric supplier agreement and/or installation of on-site generation.

b.	Negotiate final electric service agreements that meet the pricing and reliability requirements of Client, including options for third party access to electric metering.

c.	Prepare and implement a regulatory strategy, if required and if an alternative power supplier is selected. Any attorney fees required for the specific purpose of obtaining regulatory approval for an alternative power supplier, if any, will be over and above U.S. Energy’s monthly fee herein, and must be pre-approved by Client.

4.	Evaluate the proposed electric distribution infrastructure (substation) for reliability, future growth potential and determination of the division of ownership of facilities between the utility and the Plant.
5.	Investigate economic development rates, utility grants, equipment rebates and other utility programs that may be available.
B. On-Going Energy Management Services Following the Completion Date
U.S. Energy will provide the following services at Client’s request:
1.	Provide natural gas supply information to minimize the cost of natural gas purchased. This will include acquiring multiple supply quotes and reporting to Client the various supply index and fixed prices. U.S. Energy will not take title to Client gas supplies, but will communicate supply prices and potential buying strategies.

2.	Negotiate with pipelines, utilities, other shippers, and suppliers to provide transportation, balancing, and supply agreements that meet Client’s performance criteria at the lowest possible cost.

3.	Develop and implement a price risk management plan that is consistent with Client’s pricing objectives and risk profile. An analysis will be developed to help determine the amount of fuel usage that should be considered for this price management service. U.S. Energy will also provide price risk management information through the following communications:
Weekly Update: E-mailed each week
Monthly Pricing Letter: Mailed out monthly
Monthly Conference Call: Occurs the first Tuesday of each month
Hedge Recommendations: Updated regularly and published on U.S. Energy’s web site
Annual Energy Conference: Occurs in May of each year.
Gold+ Web Site Access: Gold+ is U.S. Energy’s password-protected web site that allows clients access to their information. Gold+ access also makes available industry news, hedging strategies and NYMEX pricing.
4.	Provide daily nominations to the suppliers, pipeline, and other applicable shippers for natural gas deliveries to the Plant. U.S. Energy will utilize customer or utility supplied telemetering to obtain actual usage data.
5.	Provide a consolidated monthly invoice to Client that reflects all applicable natural gas and electric energy costs. U.S. Energy will be responsible for reviewing, reconciling and paying all shipper, supplier and utility invoices.
6.	Provide a monthly usage report of electric energy consumption and costs. Also, where applicable and available from the utility, obtain monthly interval electric load data and provide monthly load profile graphs.
7.	On-going review and renegotiation of electric service costs, as required. This may include:

a.	Completing and evaluating annual proposals to identify the most reliable and economic third party electric energy supply.

b.	Identifying new service tariffs or opportunities to renegotiate the service agreement to provide lower costs.

c.	Identifying on-site generation opportunities as market conditions change.

d.	Provide a monthly projection of energy (natural gas and electricity) and annual summaries.
8.	Provide natural gas and electric energy operating budgets for the Plant.
AGENCY: U.S. Energy will act as Client’s agent while managing Client’s energy matters. The scope of this agency is set forth in the Agency Authorization between U.S. Energy and Client attached as Exhibit A (the terms of which are made a part of this Agreement).
TERM: The initial term of this Agreement shall commence on December 1, 2007 and continue until twelve (12) months after the Plant’s Completion Date. It will then renew for a one-year term, year to year thereafter, unless Client or U.S. Energy terminates the contract upon sixty (60) days prior written notice before the annual renewal date. Client shall remain responsible for payment and performance associated with any and all transportation, supply, and storage transactions entered into by U.S. Energy and authorized by Client, prior to termination, as well as fees and charges for U.S. Energy’s services occurring up until the termination date.
FEES: U.S. Energy’s fee for services during the term of this Agreement shall be a monthly retainer fee of $2,900 per month plus pre-approved travel expenses. The monthly retainer fee will increase 4% per year on the annual anniversary date of the effective date of this Agreement. Upon written notice by Client for U.S. Energy to delay work on Client’s energy management activities, U.S. Energy will suspend its activities and suspend invoicing Client until U.S. Energy’s activities resume.
In the event that plant financing is not secured, this Agreement shall become null and void and both parties will be relieved of professional and/or financial obligations due the other party. However, Client shall remain responsible for payment and performance associated with any and all transportation, supply, and storage transactions entered into by U.S. Energy and authorized by Client, prior to termination, as well as fees, charges and pre-approved travel expenses for U.S. Energy’s services, as defined in Section B (FEES), occurring up until the termination date.
If Client elects to utilize U.S Energy to provide physical or financial natural gas hedging services, a $.01/MMBTu administrative fee will be assessed on volumes hedged to cover the costs associated with compliance to Federal and State commodities rules and regulations and administrative costs of facilitating this natural gas hedging service.
BILLING AND PAYMENT: On the first of the month, U.S. Energy shall invoice Client for appropriate energy costs from the previous month and for the U.S. Energy retainer for the current month. Client shall pay U.S. Energy within ten (10) days of receipt of invoice.

TAXES: Client will be responsible for payment of all taxes including, but not limited to, all sales, use, excise, BTU, heating value and other taxes associated with the purchase and/or transport of natural gas, electricity or other fuels and the provision of services hereunder.
CONFIDENTIALITY: U.S. Energy shall not divulge to any other person or party any information developed by U.S. Energy hereunder or revealed to U.S. Energy pursuant to this Agreement, unless such information is (a) already in U.S. Energy’s possession and such information is not known by U.S. Energy to be subject to another Confidentiality Agreement, or (b) is or becomes generally available to the public other than as a result of an unauthorized disclosure by U.S. Energy, its officers, employees, directors, agents or its advisors, or (c) becomes available to U.S. Energy on a non-confidential basis from a source which is not known to be prohibited from disclosing such information to U.S. Energy by legal, contractual or fiduciary obligation to the supplier, or (d) is required by U.S. Energy to be disclosed by court order, or (e) is permitted by Client. All such information shall be and remain the property of Client unless such information is subject to another Confidentiality Agreement, and upon the termination of this Agreement, U.S. Energy shall return all such information upon Client’s request. Notwithstanding anything to the contrary herein, U.S. Energy shall not disclose any information which is in any way related to this Agreement or U.S. Energy’s services hereunder without first discussing such proposed disclosure with Client.
NOTICES: Any formal notice, request or demand which a party hereto may desire to give to the other respecting this Agreement shall be in writing and shall be considered as duly delivered as of the postmark date when mailed by ordinary, registered or certified mail by said party to the addresses listed below. Either party may, from time-to-time, identify alternate addresses at which they may receive notice during the term of this Agreement by providing written notice to the other party of such alternate addresses.

Client:	MinnErgy, LLC
4455 Theurer Blvd
Winona, MN 55987
Attn: Ron Scherbring

U.S. Energy:	Bank: US Bank
(Payment by wire)	Account Name: U.S. Energy Services, Inc.
Account #: 173100561153
ABA: 091 0000 22

(Notices):	U.S. Energy Services, Inc.
1000 Superior Blvd, Suite 201
Wayzata, MN 55391
Attn: Contract Administration
ASSIGNMENT OR AMENDMENT: The Agreement may not be assigned or amended without the written consent of U.S. Energy and Client.
APPLICABLE LAW: The Agreement shall be construed in accordance with the laws of the State of Minnesota.

ENTIRE AGREEMENT: This Agreement constitutes the entire Agreement among the parties pertaining to the subject matter hereof and supersedes all prior Agreements and understanding pertaining hereto.
Agreed to and Accepted by:
MinnErgy, LLC

By: Name:	/s/ Daniel H. Arnold Daniel H. Arnold

(Print)
Title:	Chairman

Date:	6/4/07

U.S. Energy Services, Inc.

By:	/s/ Bruce L. Hoffarber

Name:	Bruce L. Hoffarber

(Print)
Title:	Vice President, Market Development

Date:	6/5/07

EXHIBIT A
AGENCY AUTHORIZATION
The purpose of this Agency Authorization (this “Authorization”) is to set forth the authorization and agreement between U.S. Energy Services, Inc. (“U.S. Energy”) and MinnErgy, LLC (“Client”) related to the provision of energy supply management services.
Client and U.S. Energy agree on the following terms and conditions:
1.	APPOINTMENT AND SCOPE — Client hereby appoints U.S. Energy as its agent for managing Client’s energy supplies and to deal with third parties on behalf of Client, in connection with energy-related matters, in U.S. Energy’s capacity as Client’s agent, including, without limitation, the purchase of energy resources in such quantity and at such times as Client may authorize in writing, by electronic communications (e.g., by email), verbally or otherwise (“Energy Procurements”). U.S. Energy is authorized to contract on behalf of Client for the acquisition of energy supply, transportation and distribution. U.S. Energy hereby accepts such appointment and agrees to use commercially reasonable efforts to perform the services required by this Authorization.

2.	AUTHORITY OF U.S. ENERGY TO ALIGN CREDIT — Client authorizes U.S. Energy, in making Energy Procurements, to align credit from energy suppliers or third parties on behalf and as an agent of Client, as needed.

3.	AUTHORITY OF U.S. ENERGY TO EXTEND CREDIT — Client hereby agrees that when making Energy Procurements on behalf of a Client, U.S. Energy may use U.S. Energy funds to pay suppliers, thereby extending credit directly to Client (and acting as a “Creditor,” as that term is used in this Authorization).

4.	TERM — The initial term of this Agreement shall commence on June 1, 2007 and continue until twelve (12) months after the Plant’s Completion Date. It will then renew for a one-year term, year to year thereafter, unless Client or U.S. Energy terminates the contract upon sixty (60) days prior written notice before the annual renewal date.

5.	INDEPENDENT CONTRACTOR — It is not the intent of the parties hereto to form any partnership or joint venture relationship. Each party shall, in relation to its obligations hereunder, act as an independent contractor.

6.	RELEASE OF ENERGY CONSUMPTION RECORDS AND BILLS — This Agreement serves as authorization for the release of Client’s energy consumption records and bills from pipelines and suppliers to U.S. Energy.

7.	AUTHORITY — Each party represents and warrants to the other that it is fully empowered and authorized to execute and deliver this Assignment, and the individuals signing this Authorization each represent and warrant that he or she is fully authorized to do so.
Agreed to and Accepted by:

MinnErgy, LLC		U.S. Energy Services, Inc.

By:	/s/ Daniel H. Arnold	By:	/s/ Bruce L. Hoffarber